As filed with the Securities and Exchange Commission on June 28, 1999
                                                      Registration No.
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                            Form S-3
    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                UNIVIEW TECHNOLOGIES CORPORATION
     (Exact name of Registrant as specified in its charter)

           Texas                    541512                  75-1975147
     (State or other       (Primary North American       (I.R.S. Employer
      jurisdiction of       Industry Classification       Identification No.)
      incorporation or      System Number)
      organization)

            10911 Petal Street, Dallas, Texas 75238
                         (214) 503-8880
      (Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

                       Billy J. Robinson
         Vice President, Secretary and General Counsel
                uniView Technologies Corporation
            10911 Petal Street, Dallas, Texas 75238
                         (214) 503-8880
        (Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate  date of commencement of proposed sale  to  the  public:
From time to time after the registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check
the following box.     [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering.     [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.     [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                  CALCULATION OF REGISTRATION FEE

Title of Each   Amount         Proposed        Proposed
Class of        To Be          Maximum         Maximum            Amount of
Securities to   Registered(1)  Offering Price  Aggregate          Registration
be Registered                  Per Unit(2)     Offering Price(2)  Fee

Common Stock,
$.10 par value  8,364,750      $2.20           $18,402,450        $5,116

      (1) Includes 68,750 shares of Common Stock; up to 1,612,000 shares of Common Stock issuable upon the exercise of warrants; and up to
6,684,000 shares of Common Stock issuable upon the conversion of Convertible Securities.
     (2)   Estimated   solely  for  the   purpose  of   calculating   the
registration fee. Pursuant to Rule 457(c), the offering price and registration fee are calculated upon the basis of the average of the high and low trading prices of the Common Stock as reported by the Nasdaq Stock Market on June 22, 1999.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               PROSPECTUS

                    UNIVIEW TECHNOLOGIES CORPORATION
                           10911 Petal Street
                           Dallas, Texas 75238
                             (214) 503-8880

                       Nasdaq Stock Market - UVEW

Securities offered by selling security holders:

    68,750 shares of common stock, par value $.10 ("Common Stock"); 1,612,000 shares of Common Stock issuable upon exercise of warrants; and 6,684,000 shares of Common Stock issuable upon conversion of convertible securities.

     Selling security holders will offer the Securities to the public at a price related to the market price at the time of each sale. On June 22, 1999, the average of the high and low trading prices of the Common Stock as reported by the Nasdaq Stock Market was $2.20 per share. The Company will receive no proceeds from sales by the selling security holders. The Company will only receive proceeds in the future if and when any of the selling security holders exercise their warrants. The selling security holders will receive net proceeds at the time of each sale based on the sale price less brokers' commissions.
                   -----------------------------------
This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    _________________, 1999

                            ABOUT THE COMPANY

     uniView Technologies Corporation offers the expertise and innovative tools necessary to create fully customized video-on-demand, interactive applications, e-commerce, and other interactive broadband services. Building on a foundation of convergence technology, and the understanding of end user requirements, uniView has merged its Internet access technologies and existing applications with the technologies of its development partners to deliver the future of interactive networking products and services. In 1997, uniView introduced its first revolutionary set top box and, today, its Advanced Systems Group (ASG) uses convergence devices and integration expertise to design custom broadband networks for clients in multi-level marketing, hospitality, medical facilities, utilities, banking, and telecommunications. In addition to complete network system design, ASG also offers Web site development, web site hosting, and full international Internet access, while uniView's Product Group focuses on research, product development and customer service. More information on uniView is available at www.uniview.net.
                       FORWARD LOOKING STATEMENTS

     When used in this Prospectus, the words "plans," "expects," "anticipates," "estimates," "believes" and similar expressions are intended to identify forward-looking statements. Such statements, including statements contained in the following "Risk Factors" section, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. These forward-looking statements speak only as of the date of this Prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement may be based.

                              RISK FACTORS

     You should consider the following factors, together with the other information in this Prospectus, in evaluating an investment in the Company.

RISKS RELATED TO COMPANY OPERATIONS

Limited Operating History; Absence of Profitable Operations in Recent
Periods

     We have reported a net loss in each of our last five fiscal years from a combination of various operating segments. In 1993, we purchased Curtis Mathes Corporation ("CMC"), which specialized in manufacturing and marketing consumer electronics products related to the home entertainment industry. In 1996 we phased out CMC's operations and inventory. In 1997 we developed our uniViewr technologies for the convergence of the Internet and television. Last year we acquired three computer-related consulting companies, consolidated operations and moved to a different business model focused on licensing our technologies and providing computer-related consulting services. As you can see, our corporate character and direction has changed in the recent past and we have a limited operating history in our present form under our current business model. We believe that we are positioned to be at the forefront of the interactive broadband services industry, but we make no assurance that the expected demand for our technologies and services under our current business model will materialize or increase at the expected rate.

Limited Cash Flow; Additional Financing Required

     In recent years, we have not achieved a positive cash flow from operations. We continue to rely on sales of common and preferred stock and available credit arrangements to supplement our ongoing financial needs. We believe that to fully realize the expected financial returns on our current business model, we will have to join with one or more major financial business partners which have the means to fund our operations during this expansion phase. Until we become self-supporting or until we link with a substantial financial business partner, we will have to utilize additional equity or debt financing. We continually evaluate opportunities with various investors to raise additional capital. We have in the past raised all of the financing necessary to fund ongoing operations. We make no assurance that such resources will continue to be available to us or that they will be available upon favorable terms. A lack of sufficient financial resources to fund operations until our business plan begins to produce the expected returns could have a material adverse effect on our business, operating results and financial condition.

Dependence on Key Personnel

     Our success depends to a significant extent on the performance and continued service of our senior management and certain key employees. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. Specifically, we may experience increased costs in order to attract and retain skilled employees. In addition, employees may leave or compete against us. Our failure to attract additional qualified employees or to retain the services of key personnel could materially adversely affect our business, operating results and financial condition.

RISKS RELATED TO THE COMPANY'S COMMON STOCK

Additional Shares for Sale

     The shares being registered under this Prospectus may be sold after registration in the public market. The shares are expected to have no underwriters and will therefore not be subject to underwriter price stabilization transactions. The possibility that a substantial number of our securities may, in the near future, be sold in the public market could adversely affect prevailing market prices for the Common Stock. A depressed stock price could further impair our ability to raise additional capital through the sale of equity securities. Such impairment of our ability to raise necessary financing for ongoing operations could have a material adverse effect on our business, operating results and financial condition. See "Risk Factors -- Limited Cash Flow; Additional Financing Required," on page 3.

Risks Related to Under-Priced Stocks

     The Common Stock is currently listed on the Nasdaq SmallCap Market ("Nasdaq"). In order to continue to be listed on Nasdaq we must maintain, among other things, a minimum bid price of $1.00 per share. Nasdaq previously notified us that our Common Stock price was not in compliance with their minimum bid price requirement. Although our stock price has now achieved the required level, Nasdaq continues to review our compliance history to determine whether we have complied with all applicable Nasdaq criteria. We will be deemed in compliance only after Nasdaq determines that we are currently in compliance and that we have the ability to sustain long term compliance in the future with all applicable Nasdaq maintenance criteria. We believe that we have demonstrated to Nasdaq our ability to sustain long term compliance with all applicable listing criteria, but we make no assurance that Nasdaq will agree.

     If Nasdaq determines that we are out of compliance or that we do not have the ability to sustain long term compliance with their requirements, our securities may be delisted from Nasdaq. Any trading of our securities after that would have to be conducted in the non-Nasdaq over-the-counter market. If that happens, an investor could find it more difficult to sell our securities or to obtain accurate market quotations. Also, if the securities are delisted and the trading price remains below $5.00 per share, trading would be subject to certain other rules of the Exchange Act. Such rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock." "Penny stock" is defined as any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery of a disclosure schedule explaining the penny stock market and the risks associated with that market before entering into any penny stock transaction. The rules also impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale.
The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the securities. This could severely limit the market liquidity of the securities and the ability to sell the securities in the secondary market.

Potential Dilution of Shareholders' Ownership Interests

     As of June 23, 1999, we had issued (1) 14,851,270 shares of Common Stock; (2) warrants and vested employee stock options that could be exercised into 2,633,190 shares of Common Stock; (3) debentures that could be converted into approximately 3,621,290 shares of Common Stock and (4) preferred stock that could be converted into approximately 6,185,000 shares of Common Stock. If the holders of all outstanding warrants, options, and convertible preferred stock exchanged their holdings for Common Stock on that date, there would be approximately 27,290,750 shares of Common Stock outstanding. Such an event would dilute an existing shareholder's ownership interest in the Company. (For example, an existing 10% shareholder before such event would become a 5.44% shareholder after such event. All other existing shareholders would experience similar dilution). Such an event would increase our net tangible book value by the amount of the proceeds we received for issuing Common Stock in exchange for the warrants and options (approximately $7,106,815 or $0.26 per share increase). "Pro forma net tangible book value" represents the amount of total tangible assets, less total liabilities, divided by the number of shares of Common Stock outstanding after such event. See "DESCRIPTION OF SECURITIES," on page 10.

Preferred Stock's Preference over Common Stock

     Our Preferred Stock has preferences over the Common Stock in payment of dividends and in distributions to shareholders upon our dissolution. During ongoing operations, these preferences mean very little. However, if it became necessary to dissolve the Company and if any assets remain after payment of creditors, we would have to distribute them first to our Preferred Shareholders to pay the face amount and all accrued dividends on their Preferred Stock. After that we could make distributions to Common Shareholders. If dissolution occurred at the June 23, 1999 levels of Common and Preferred Stock, a Common Shareholder could receive a distribution which is approximately $1.46 per share less than it would otherwise receive if there were no shares of Preferred Stock outstanding. See "DESCRIPTION OF SECURITIES: Preferred Stock," on page 11.

RISKS RELATED TO OUR TECHNOLOGIES AND SERVICES

Changes in Technology and Industry Standards

     We operate in a marketplace that changes rapidly. Changes in industry standards, frequent innovations and changes in customer preferences could render our technologies and services unmarketable if we are slow to anticipate or adjust to these changes. We may have to develop new technologies or modify our existing technologies and services to keep pace with these changes. Pursuit of these technological advances will require substantial expenditures, and we make no assurance that we will succeed in adapting our technologies as rapidly or as successfully as our competitors. Our competitors may have better financing and could gain advantage by implementing new technologies and services more quickly and at lower cost. Failure to adapt our technologies or to develop and introduce new technologies and enhancements in a timely fashion could have a material adverse effect on our business, operating results and financial condition.

Dependence on the Internet

     We expect to derive a significant portion of our future income from our Internet-related technologies and Internet advertising revenues. Our future success will depend to a great extent upon the continued growth in the use of the Internet by consumers and the increased use of the Internet for commercial purposes, including use as an advertising medium. If the expected rate of growth in the use of the Internet does not occur, or if it occurs at a slower pace than expected, our business, operating results and financial condition could be materially adversely affected.

Readiness for Year 2000

     Our assessment of the nature and extent of our Year 2000 issues is ongoing, but we have not yet completed our assessment. We intend to work toward making our internal information technology Year 2000 ready. This may include replacing or updating existing computer systems as needed. Additionally, we plan to evaluate the Year 2000 readiness of our consultants, vendors, suppliers, and major customers. Where we determine that critical consultants, vendors, suppliers, or customers are not Year 2000 ready, we will monitor their progress and take appropriate actions. We intend to develop appropriate contingency plans should certain critical systems utilized by us or our significant affiliates fail as a result of Year 2000 issues. We estimate our total cost of achieving Year 2000 compliance will be less than $50,000. We believe we are taking the necessary steps to resolve Year 2000 issues. Based on current progress and future plans, we believe that Year 2000 issues will not significantly affect our ability to deliver our technologies and services to our customers on a timely basis. However, given the uncertain consequences of failure to resolve significant Year 2000 issues, any one or more such failures could have a material adverse effect on our business, operating results and financial condition.

RISKS RELATED TO THE INDUSTRY

Highly Competitive Industry

     We operate in an industry that is intensely and increasingly competitive. It includes a large number of Internet-related companies and computer consulting companies. A number of companies have announced Internet-television convergence technologies similar to ours. Oracle has promoted a low-cost Internet access technology in the form of a "network computer" device. Sony and Phillips market an Internet-television convergence device from WebTV Networks. NewCom promotes their Web Pal. Navio has announced development of a similar device. Video game devices such as the Sega Saturn, the Sony Playstation and the Nintendo 64 also provide Internet access. Television manufacturers have announced plans to introduce Internet access into their products or through set-top boxes, using technologies supplied by others. Personal computer manufacturers, such as Gateway 2000, are introducing products that offer full-fledged television viewing combined with Internet access. Operators of cable television systems also plan to offer Internet access in conjunction with cable service. We also compete with various national and local Internet service and content providers such as America Online, the Microsoft Network, AT&T Corp., and MCI Communications Corporation.

     Competition occurs principally in the areas of style, quality, functionality, service, design, product features and price. Our competitors may develop Internet access products and services that are superior to ours. They may be priced competitively with ours. They may achieve greater market acceptance than ours. Many of our competitors may have greater financial, technical, marketing and/or personnel resources than we do. This competitive environment could (1) limit the number of customers that are willing to utilize our technologies and services, (2) require price reductions and increased spending on technology development, marketing, network capacity, and content procurement, and
(3) limit our ability to develop new technologies and services. Any of the foregoing events could have a material adverse effect on our business, financial condition and operating results.

     In addition, some of our competitors may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-funded companies. We make no assurance that we will have the resources required to continue to respond effectively to these competitive pressures. See "Risk Factors -- Limited Cash Flow; Additional Financing Required," on page 2.

Government Regulation; Legal Uncertainties; International Business Risks

     The Federal Communications Commission ("FCC") provides mandatory guidelines for the electronic emissions of licensed products containing our technologies. Several federal and state government agencies, legislative bodies and courts, including the FCC, the Federal Trade Commission and the Internal Revenue Service further impact our technologies and services. A number of legislative and regulatory proposals from various international bodies and foreign and domestic governments in the areas of telecommunication regulation, access charges, encryption standards, content regulation, consumer protection, intellectual property, privacy, electronic commerce, and taxation, among others, are currently under consideration. We cannot predict whether such proposals will be adopted or whether they would be favorable or unfavorable to the industry.

     There are certain other significant risks inherent in doing business on an international level, for example: (1) unexpected changes in regulatory requirements, (2) uncertain political risks, (3) export restrictions, (4) export controls relating to encryption technology such as that utilized by the uniView technologies, (5) tariffs and other trade barriers, (6) fluctuations in currency exchange rates, and (7) potentially adverse tax consequences. Any one or all of the foregoing could adversely impact our future planned international operations.

Limited Protection of Intellectual Property and Proprietary Rights; Risk of Litigation

     We regard our Internet-television convergence technologies containing software-related components as proprietary. We rely primarily on a combination of trademark, copyright and trade secret laws, nondisclosure agreements, and other methods to protect these proprietary rights. As the number of Internet-television convergence technologies in the industry increases and the functionality of these technologies overlap, infringement claims may also increase. Third parties may assert infringement claims against us in the future with respect to current or future technologies. As is common in the industry, from time to time we receive notices from third parties claiming infringement of intellectual property rights. We investigate these claims and respond as we deem appropriate. Policing unauthorized use of our technologies is also difficult and can be expected to be a recurring problem. We expect to enter into transactions in countries where intellectual property laws may not be well developed or are poorly enforced. Any claim or litigation, with or without merit, could be costly and could result in a diversion of our attention, which could have a material adverse effect on our business, operating results and financial condition.

                        USE OF PROCEEDS

     The Company will receive proceeds only when any of the selling security holders exercise their warrants. If that occurs, any proceeds received by the Company will be used for general corporate purposes including operating and working capital requirements. Various uses of the proceeds may include additional advertising, promotion, and further development of the uniView technologies.

                    SELLING SECURITY HOLDERS

     The following table sets forth the total number of shares that were beneficially owned by the selling security holders before the offering.
All of such shares are being offered for the account of the selling security holders and after the offering the selling security holders will each own no Common Stock of the Company. The table assumes that the number of shares to be offered and sold constitute all of the shares of Common Stock beneficially owned by the selling security holders.
                                                                  Number of
                                                      Number of   Shares
                                                      Shares      Underlying
                         Relationship to   Number of  Underlying  Convertible
Selling Security Holder  the Company       Shares     Warrants    Securities

SECURITIES ACQUIRED PURSUANT TO A SECURITIES PURCHASE AGREEMENT:

Brown Simpson Strategic
     Growth Fund, Ltd.   Private Investor  N/A        N/A         2,881,250
Brown Simpson Strategic
     Growth Fund, L.P.   Private Investor  N/A        N/A         1,618,750
Founders Equity
     Group, Inc.         Private Investor  N/A        N/A           760,000
Donald F. Moorehead      Private Investor  N/A        N/A           220,000
George O. Moorehead      Private Investor  N/A        N/A           220,000
Scotty D. Cook           Private Investor  N/A        N/A           160,000
Thomson Kernaghan
     & Co. Ltd.          Private Investor  N/A        N/A           824,000
                                           ---        ---         ---------
                         SUBTOTAL          N/A        N/A         6,684,000

COMMON STOCK AND WARRANTS ACQUIRED PURSUANT TO FOUNDER'S EQUITY AGREEMENT:

Founders Equity
     Securities, Inc.    Private Investor  68,750     24,000      N/A
Founders Equity
     Group, Inc.         Private Investor  N/A        88,000      N/A
                                           ------    -------      ---
                         SUBTOTAL          68,750    112,000      N/A

WARRANTS ACQUIRED PURSUANT TO PAST TRANSACTIONS:

Nations Investment
     Corp., Ltd.         Private Investor  N/A     1,000,000      N/A
Associates Funding
     Group, Inc.         Private Investor  N/A       500,000      N/A
                                           ---     ---------      ---
                         SUBTOTAL          N/A     1,500,000      N/A

                         TOTAL             68,750  1,612,000      6,684,000
                                           ======  =========      =========

                         GRAND TOTAL       8,364,750

                          PLAN OF DISTRIBUTION

     We are registering the Securities on behalf of the selling security holders, which includes donees and pledgees selling Securities received from a named selling security holder after the date of this Prospectus. We will pay all costs, expenses and fees in connection with the registration of the Securities. The selling security holders will pay brokerage commissions and similar selling expenses, if any, attributable to the sales. Sales may be effected by selling security holders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Securities, through short sales of Securities, or a combination of such methods of sale. Such sales will be made at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of the Securities by the selling security holders.

     The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Securities or of securities convertible into or exchangeable for the Securities in the course of hedging positions they assume with selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of Securities offered by this Prospectus. In that event, such broker-dealer or other financial institution may resell such Securities pursuant to this Prospectus (as amended or supplemented to reflect such transaction).

     The selling security holders may effect such transactions by selling Securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling security holders and/or the purchasers of Securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both. Such compensation as to a particular broker-dealer might be in excess of customary commissions.

     The selling security holders and any broker-dealers that act in connection with the sale of Securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the Securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify each selling security holders against certain liabilities, including liabilities arising under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities Act.

     The selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling security holders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

          Upon being notified by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this Prospectus, if required, pursuant to Rule 424(b) under the Securities Act. Such supplement will disclose (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of Securities involved,
(iii) the initial price at which such Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transactions. In addition, upon being notified by a selling security holders that a donee or pledgee intends to sell more than 500 Registrable Securities, we will file any required supplement to this Prospectus.

                   DESCRIPTION OF SECURITIES

Common Stock

     The Company is authorized by its articles of incorporation, as amended, to issue up to 80 million shares of Common Stock, $.10 par value, of which 14,851,270 shares were issued and outstanding as of June 23, 1999. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding Common Stock can, if they so choose, elect all directors. The vote of the holders of a majority of the shares entitled to vote, present in person or represented by proxy, shall decide any question brought before a meeting of the Company's shareholders at which a quorum is present. A quorum consists of a majority of the issued and outstanding shares of the Common Stock entitled to vote. The articles of incorporation of the Company specify that a majority vote of shareholders shall be determinative regardless of provisions requiring more than a majority vote under the Texas Business Corporation Act.

     All of the shares issuable upon exercise of warrants will be fully paid and nonassessable. Holders of the Common Stock have no preemptive or other subscription rights, and shares of Common Stock have no redemption, sinking fund, or conversion privileges. Holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors of the Company, out of funds legally available therefor. In the event of liquidation or dissolution of the Company, holders of Common Stock are entitled to share ratably in all assets available for distribution to such shareholders.

Preferred Stock

     The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $1.00 par value, in one or more series, which, if issued, would have certain preferences over the Common Stock. The articles of incorporation of the Company vest the board of directors with authority to establish and designate series of Preferred Stock and to fix and determine the relative rights and preferences of any series so established. As of June 23, 1999, outstanding Preferred Stock consisted of:

     (1) $140,000 face value of Series A Preferred Stock with an annual dividend rate of 6%, and no right to convert into Common Stock.

     (2) $75,000 face value of Series H Preferred Stock with an annual dividend rate of 5% and the right to convert such Preferred Stock into 5,000 shares of Common Stock at a minimum conversion price of $15.00 per share.

     (3) $1.1 million face value of Series 1999-C Preferred Stock with a 6% annual dividend rate and the right to convert such Preferred Stock into 880,000 shares of Common Stock at a fixed conversion price of $1.25 per share.

     (4) $18 million face value of Series 1999-D1 Preferred Stock with a 5% annual dividend rate and the right to convert such Preferred Stock into 4.5 million shares of Common Stock at a fixed conversion price of $4.00 per share. Beginning on September 10, 1999 the right to convert Series 1999-D1 Preferred Stock vests at the cumulative rate of twenty-five percent per each twenty-two (22) Trading Day period until all shares of Series 1999-D1 Preferred Stock are convertible. Conversions are further limited by the holdings of their owners, as each owner may not hold more than 4.99% of the Company's outstanding common stock at any one time without giving the Company advance notice that it intends to waive this restriction.

     (5) $2.4 million face value of Series 1999-E Preferred Stock with a 3% annual dividend rate and the right to convert such Preferred Stock into 800,000 shares of Common Stock at a fixed conversion price of $3.00 per share. Beginning on June 23, 1999 the right to convert Series 1999-E Preferred Stock vests at the cumulative rate of twenty-five percent per month until all shares of Series 1999-E Preferred Stock are convertible. Conversions are further limited by the holdings of their owners, as each owner may not hold more than 4.9% of the Company's outstanding common stock at any one time.

     None of the Preferred Stock has any voting rights. It has preference over the Common Stock as to dividends, and no dividends can be declared or paid on Common Stock unless all dividends on Preferred Stock have been declared and paid. Dividends on all Preferred Stock are cumulative. No dividend may be declared or paid on shares of any series of Preferred Stock unless they are paid on all series. In the event of dissolution, liquidation or winding up of the Company, the holders of each series of Preferred Stock would be entitled to receive the face amount of the Preferred Stock plus all accumulated and unpaid dividends. After such payment to the holders of Preferred Stock, the remaining assets and funds of the Company could be distributed pro rata among the holders of the Common Stock. Upon notice from the board of directors to the holders, all or any part of any series of outstanding Preferred Stock may be called for redemption and redeemed.

Warrants and Employee Stock Options

     As of June 23, 1999, various investors held warrants and directors and various employees held vested stock options which were exercisable for a total of 2,633,190 shares of Common Stock. Directors and certain key employees hold an additional 51,250 stock options, which vest at various times over the next six (6) months. Exercise prices of all warrants and stock options range from a high of $39.40 per share, to a low of $.50 per share and expiration dates range from July 1999 through July 2002.

Convertible Debentures

     As of June 23, 1999, outstanding Convertible Debentures consisted of:

     (1) $741,290 principal balance of a 1997 Convertible Note with an annual percentage rate of 18% and the right to convert such note into approximately 741,290 shares of Common Stock at a fixed conversion price of $1.00 per share.

     (2) $1.8 million combined principal balance of two 1999 Convertible Debentures, both with a 6% annual percentage rate and the right to convert such debentures into a total of 2.88 million shares of Common Stock at a fixed conversion price of $.625 per share.

     The transfer agent and registrar for Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                           RECENT DEVELOPMENTS

     Except as may be reflected in this Prospectus, there have been no material changes in the Company's affairs since the filing of the Company's reports which have been incorporated herein by reference.

                   DOCUMENTS INCORPORATED BY REFERENCE

     The Securities and Exchange Commission ("SEC") allows us to "incorporate" into this Prospectus information from other documents we file with the SEC. This means that we can disclose important information to you by referring to those other documents. We are incorporating in this Prospectus the documents listed below, except where the information contained in those documents is different from the information contained in this Prospectus.

(1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, dated September 18, 1998 (the "1998 10-K Report").
(2) The Company's Quarterly Report (Amended) on Form 10-Q/A for the fiscal quarter ended September 30, 1998, dated November 24, 1998 (the "September 1998 10-Q/A Report").
(3) The Company's Current Report (Amended) on Form 8-K/A as of June 12, 1998, filed on September 1, 1998 (the June 8-K/A Report").
(4) The Company's Current Report on Form 8-K as of December 1, 1998, filed on December 4, 1998 (the December 8-K Report").
(5) The Company's Current Report on Form 8-K as of October 31, 1998, filed on December 9, 1998 (the October 8-K Report").
(6) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1998, dated February 16, 1999 (the "December 1998 10-Q Report").

(7)  The Company's Proxy Statement dated April 15, 1999 (the "Proxy
  Statement").
(8) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, dated May 13, 1999 (the "March 1999 10-Q Report").

     We are also incorporating in this Prospectus all future documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to termination of this offering, which will update and supersede the information you read in this Prospectus. (If any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the SEC's rules, deemed to be "filed" with the SEC or subject to the liabilities of
Section 18 of the Exchange Act).

     We will provide at no cost to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with the Prospectus. You may make a written or oral request for this information to: uniView Technologies Corporation, 10911 Petal Street, Dallas, Texas 75238, Attention: Investor Relations; telephone number (214) 503-8880.

                   WHERE YOU CAN FIND MORE INFORMATION

     The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any Company filing at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. (You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-
0330). You may also obtain any Company filing electronically through the EDGAR Database located at the SEC's Internet site (http://www.sec.gov). You may view additional information about the Company at our Internet site (http://www.uniView.net). (The information posted at our Internet site is not incorporated into this Prospectus).

     This Prospectus is part of a Registration Statement on Form S-3 that we have filed with the SEC. The Registration Statement contains more information than is included in this Prospectus. You may review the complete registration statement in the manner set forth above.

                                LEGAL MATTERS

     Certain legal matters in connection with the validity of the securities offered hereby have been passed upon for the Company by Billy
J. Robinson. Mr. Robinson is an attorney who acts as counsel to the Company. Mr. Robinson is also a director and owns 17,889 shares of Common Stock and holds vested options to purchase another 21,250 shares of Common Stock.
                                 EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K as of June 30, 1998 and 1997, and for each of the years in the three-year period ended June 30, 1998 have been audited by King Griffin & Adamson P.C., independent certified public accountants, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION ON
         INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the Company's Articles of Incorporation or Bylaws, or otherwise, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                            PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          Securities and Exchange Commission registration fee    $5,116
          Transfer agent's fees                                     150
          Costs of printing                                         150
          Legal fees and expenses                                   500
          Accounting fees and expenses                              250
          Blue sky fees and expenses                                250
          Miscellaneous expenses                                    500
                                                                 ------
                              Total estimated fees               $6,916

     All amounts estimated except for Securities and Exchange Commission registration fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 2.02(16) and 2.02-1 of the Texas Business Corporation Act empowers a corporation to indemnify its directors and officers or former directors or officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers.

     Article XIII of the Company's Articles of Incorporation, as amended, provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for any act or omission in his capacity as a director, except to the extent otherwise expressly provided by a statute of the State of Texas. Article IX of the Company's Bylaws provides for indemnification of officers and directors. The Company has entered into Indemnity Agreements with all of its officers, directors, and designated agents indemnifying them in connection with services performed for the Company to the fullest extent allowed by law.

ITEM 16.  EXHIBITS

     The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

Exhibit
Number    Description of Exhibit

4.1 Articles of Incorporation of the Company, as amended, defining the rights of security holders (filed as Exhibit "4.1" to the Company's Registration Statement on Form S-3 originally filed with the Commission on May 13, 1998 and incorporated herein by reference.)

4.2 Bylaws of the Company, as amended, defining the rights of security holders (filed as Exhibit "3(ii)" to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997 and incorporated herein by reference.)

4.3  Series  A  Preferred Stock terms and conditions  (filed  as  Exhibit
     "4.3" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1994 and incorporated herein by reference.)

4.4 Series H Preferred Stock terms and conditions (filed as Exhibit "4.4" to the Company's Registration Statement on Form S-3 filed with the Commission on June 20, 1996 and incorporated herein by reference.)

4.5  Series 1999-C Preferred Stock terms and conditions.

4.6  Series 1999-D1 Preferred Stock terms and conditions.

4.7 Form of warrant issued in connection with Founder's Equity fee agreement and Associates Funding Group, Inc.

4.8  Form of warrant issued in connection with Nations Investment Corp., Ltd.

4.9  Series 1999-E Preferred Stock terms and conditions.

5    Opinion of Billy J. Robinson.

23.1 Consent of King Griffin & Adamson P.C.

23.2 Consent of Billy J. Robinson (included in his opinion filed as Exhibit 5.)

24 Powers of Attorney (included on the Signature Page of the Registration Statement.)

99.1 Form of Stock Purchase Agreement for Series 1999-C Preferred Stock.

99.2 Form of Securities Purchase Agreement for Series 1999-D1 Preferred Stock.

99.3 Form of Registration Rights Agreement for holders of Series 1999-D1 Preferred Stock.

99.4 Form   of  Securities  Purchase  Agreement  for  1999.2  Convertible
     Debenture (filed as Exhibit "4.9" to the Company's Quarterly Report on form 10-Q for the fiscal quarter ended December 31, 1998 and incorporated herein by reference.)

99.5 Form of Securities Purchase Agreement for Series 1999-E Preferred Stock.

ITEM 17.  UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes that: (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 18, 1999.

                              UNIVIEW TECHNOLOGIES CORPORATION

                              By:  /s/    PATRICK A. CUSTER
                                   Patrick A. Custer
                                   President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Patrick A. Custer and Billy J. Robinson, each of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and file with the
Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-3 under the Securities Act of 1933, including any amendment or amendments relating thereto, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

     Pursuant   to   the  requirements  of  the  Securities   Act,   this
Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

     Principal Executive Officer and
     Principal Financial and Accounting Officer

/s/  PATRICK A. CUSTER     Chairman  of  the  Board,     June 28, 1999
     Patrick A. Custer     President, Chief Executive
                           Officer and Director
     Additional Directors

/s/  BILLY J. ROBINSON     Vice President, Secretary,    June 28, 1999
     Billy J. Robinson     General Counsel and Director

/s/  EDWARD M. WARREN      Director                      June 28, 1999
     Edward M. Warren

/s/  BERNARD S. APPEL      Director                      June 28, 1999
     Bernard S. Appel

                         EXHIBIT INDEX
                                                               Sequential
Exhibit Number           Description of Exhibit               Page Number

4.1 Articles of Incorporation of the Company, as amended, defining the rights of security holders (filed as Exhibit "4.1" to the Company's Registration Statement on Form S-3 originally filed with the Commission on May 13, 1998 and incorporated herein by reference.)
                                                                      N/A

4.2 Bylaws of the Company, as amended, defining the rights of security holders (filed as Exhibit "3(ii)" to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997 and
     incorporated herein by reference.)                               N/A

4.3  Series  A  Preferred Stock terms and conditions  (filed  as  Exhibit
     "4.3" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1994 and incorporated herein by reference.)
                                                                      N/A

4.4 Series H Preferred Stock terms and conditions (filed as Exhibit "4.4" to the Company's Registration Statement on Form S-3 filed with the Commission on June 20, 1996 and incorporated herein by
     reference.)                                                      N/A

4.5* Series 1999-C Preferred Stock terms and conditions.               23

4.6* Series 1999-D1 Preferred Stock terms and conditions.              33

4.7* Form  of  warrant  issued in connection with  Founder's  Equity  fee
     agreement and Associates Funding Group, Inc.                      50

4.8* Form of warrant issued in connection with Nations Investment Corp.,
     Ltd.                                                              56

4.9* Series 1999-E Preferred Stock terms and conditions.               62

5*   Opinion of Billy J. Robinson.                                     67

23.1*  Consent of King Griffin & Adamson P.C.                          68

23.2*  Consent of Billy J. Robinson (included in his opinion filed as
       Exhibit 5.)                                                     67

24*    Powers  of  Attorney  (included  on  the  Signature  Page  of  the
       Registration Statement.)                                        21

99.1*  Form of Stock Purchase Agreement for Series 1999-C Preferred
       Stock.                                                          69

99.2*  Form of Securities Purchase Agreement for Series 1999-D1 Preferred
       Stock.                                                          81

99.3*  Form of Registration Rights Agreement for holders of Series 1999-D1
       Preferred Stock.                                               124

99.4 Form of Securities Purchase Agreement for 1999.2 Convertible Debenture (filed as Exhibit "4.9" to the Company's Quarterly Report on form 10-Q for the fiscal quarter ended December 31, 1998 and
       incorporated herein by reference.)                             N/A

99.5*  Form of Securities Purchase Agreement for  Series 1999-E Preferred
       Stock.                                                         149
_________________
*  Filed herewith.